Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information gives effect to the accounting for the Merger (see description below), including the pro forma adjustments intended to illustrate the estimated effects of the Debt Financing (the “Financing Adjustments”) and the Merger and other related transactions (the “Transaction Accounting Adjustments” and, together with the Financing Adjustments, collectively, the “Adjustments”).

The unaudited pro forma condensed combined financial information has been prepared by Aebi Schmidt Holding AG (the “Company” or “Aebi Schmidt”) in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. The following unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2025, and for the year ended December 31, 2024, is derived from:

•
the historical unaudited Consolidated Financial Statements and accompanying notes as of and for the three months ended March 31, 2025, as included in Aebi Schmidt’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

•
the historical audited Consolidated Financial Statements and accompanying notes as of and for the year ended December 31, 2024, as included in Aebi Schmidt’s Registration Statement on Form S-4 (Commission File No. 333-286373) (the “Form S-4”);

•
the historical unaudited Consolidated Financial Statements and accompanying notes as of and for the three months ended March 31, 2025, as included in Shyft’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025:

•
the historical audited Consolidated Financial Statements and accompanying notes as of and for the year ended December 31, 2024, as included in Shyft’s 2024 Annual Report on Form 10-K for the year ended December 31, 2024.

The historical financial statements of Aebi Schmidt and Shyft have been adjusted to depict in the accompanying unaudited pro forma condensed combined financial information the accounting for the Transactions in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances.

The Merger is accounted for as a business combination using the acquisition method with Aebi Schmidt as the accounting acquirer in accordance with ASC 805. Under this method of accounting, the consideration transferred is allocated to Shyft’s assets acquired and liabilities assumed mostly based upon their estimated fair values at the closing date of the Merger (the “Closing Date”). Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The process of valuing the net assets of Shyft at the Closing Date, the allocation of the consideration transferred as well as evaluating accounting policies for conformity, is preliminary but represents Aebi Schmidt’s current best estimate and is subject to revision.

The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the Combined Company’s actual results of operations or financial position would have been had the Transactions been completed on the dates indicated, nor are they necessarily indicative of the Combined Company’s future results of operations or financial position for any future period. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

Description of the Transactions

The Merger

On December 16, 2024, the Company entered into an Agreement and Plan of Merger, dated as of December 16, 2024 (the “Merger Agreement’’), by and among The Shyft Group, Inc., a Michigan corporation (“Shyft”), the Company, ASH U.S. Group, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into Shyft (the “Merger”, and the time at which the Merger is effective, the “Effective Time”), with Shyft surviving the Merger as a direct, wholly owned subsidiary of Holdco and as an indirect, wholly owned subsidiary of Aebi Schmidt (the transactions contemplated by the Merger Agreement, the “Transactions”). “Combined Company” refers to Aebi Schmidt as of and following the Effective Time.

At the Effective Time (“July 1, 2025”), each share of common stock, no par value, of Shyft (“Shyft Common Stock”) that was issued and outstanding as of immediately prior to the Effective Time (other than any shares of Shyft Common Stock that were held as of immediately prior to the Effective Time by Holdco, Aebi Schmidt, Merger Sub or any of their respective subsidiaries) automatically converted into the right to receive 1.040166432 (the “Exchange Ratio”) shares of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Aebi Schmidt (“Aebi Schmidt Common Stock”), on the terms and subject to the conditions set forth in the Merger Agreement.

Immediately following the Effective Time, the holders of shares of Shyft Common Stock as of immediately prior to the Effective Time owned approximately 48% of the issued and outstanding shares of Aebi Schmidt Common Stock and the holders of shares of Aebi Schmidt Common Stock as of immediately prior to the Effective Time owned approximately 52% of the issued and outstanding shares of Aebi Schmidt Common Stock.

Refinancing existing debt of Aebi Schmidt and Shyft

On March 10, 2025, the Company entered into a syndicated $600,000,000 credit facilities agreement (“New Credit Facilities Agreement”) consisting of a multicurrency senior secured amortizing term loan facility in an aggregate principal amount of up to $350,000,000 (Facility A) and a multicurrency senior secured revolving loan facility in an aggregate principal amount of up to $250,000,000 (Revolving Facility). With the closing of the Merger on July 1, 2025, the New Credit Facilities Agreement became effective.

On July 1, 2025, substantially concurrently with the consummation of the Merger, the Company repaid in full all outstanding indebtedness, discharged and all other obligations (except those obligations that expressly survive termination) and terminated all credit commitments, security agreements and liens outstanding under that certain Amended and Restated Credit Agreement, dated as of November 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and certain other parties thereto. Upon such termination, all rights, obligations (except those obligations that expressly survive the termination of the Credit Agreement), liabilities and security interests under the Credit Agreement were fully released and discharged.

Special Cash Retention and Restricted Stock Awards

The Human Resources and Compensation Committee (HRCC) of the Shyft’s Board believed that Jacob Farmer, the President of Fleet Vehicles and Services, Joshua Sherbin, the Chief Legal, Administrative, and Compliance Officer, and Michael VanDieren, the Vice President of Corporate and Business Development, were essential for successfully integrating the business and creating value for Aebi Schmidt after the Merger. To incentivize Messrs. Farmer, Sherbin, and VanDieren to remain employed with Aebi Schmidt, the HRCC and the Shyft’s Board approved special cash retention awards for these executives on December 15, 2024. The total cash retention awards are $1,600,000 each for both Messrs. Farmer and Sherbin, and $400,000 for Mr. VanDieren. Messrs. Sherbin and VanDieren received their payments by December 31, 2024, and Mr. Farmer received his on June 27, 2025, but they must repay the amounts to Shyft after taxes if they resign without good reason or if they are terminated for cause before the first anniversary of the Merger.

Additionally, the HRCC and the Shyft Board approved grants of restricted stock for Messrs. Farmer, Sherbin, and VanDieren on December 15, 2024. The grant date fair value of these restricted stock awards is $2,000,000 each for both Messrs. Farmer and Sherbin, and $800,000 for Mr. VanDieren, based on the fair market value of Shyft Common Stock on the grant date. Each restricted stock grant has two parts: one part fully vested upon grant, and the other part will vest in three equal annual installments on the first three anniversaries of the Closing Date.

As of June 30, 2025 and July 1, 2025, Messrs. VanDieren and Sherbin were both terminated from the Company, and Messrs. Van Dieren and Sherbin forfeited their restricted stock awards described above. Mr. VanDieren was allowed to keep the cash retention bonus.

Aebi Schmidt’s Board granted additional bonus compensation in the form of 250,000 shares of Aebi Schmidt Common Stock prior to the Closing Date (such numbers taking into effect the 1 to 7.5 stock split of the Aebi Schmidt Common Stock to be effected prior to the Closing) (the “Retention Awards”) to members of Aebi Schmidt’s executive board and other senior executives of Aebi Schmidt and its group companies (collectively, “Aebi Schmidt Group”), as determined by Aebi Schmidt’s Board in its discretion. The Retention Awards are intended to reward the exceptional performance, help retain the services of such executives by incentivizing them to continue to serve with the Combined Company following the Merger, and better align the interests to the Combined Company’s shareholders by increasing their equity stake in the Combined Company. The Retention Awards will be subject to a lockup and clawback period which will expire on the third anniversary of the date of grant (the “Lock-up Release Date”). If a grantee’s employment with Aebi Schmidt Group terminates on or prior to the Lock-up Release Date as the result of the grantee’s resignation for any reason or a termination by the Company for gross misconduct, or if the grantee fails to satisfy certain other conditions, the grantee’s Retention Award will be forfeited and the grantee will be required to surrender the Aebi Schmidt Common Stock received under the Retention Award in full. If Aebi Schmidt Group terminates a grantee’s employment for a reason other than gross misconduct before the Lock-up Release Date, the grantee will remain entitled to the Retention Award if all other conditions are met, and the shares of Aebi Schmidt Common Stock will vest upon the grantee’s termination of employment.

Equity Awards

At the Effective Time, Shyft’s outstanding equity awards were treated as follows:

•
Shyft Restricted Stock Units: At the Effective Time, each Shyft restricted stock unit (“RSU”) that was held by an employee and did not vest on or prior to the Effective Time by its terms, was assumed by Aebi Schmidt and exchanged for time-vesting Aebi Schmidt RSU of equivalent value and subject to substantially the same terms and conditions, including vesting and settlement terms, as applied to the corresponding Shyft RSU immediately prior to the Effective Time. The number of shares of Aebi Schmidt Common Stock subject to such Aebi Schmidt RSU was equal to the product of (i) the total number of shares of Shyft Common Stock underlying such Shyft RSU prior to the Effective Time, multiplied by (ii) the Exchange Ratio. Pursuant to ASC 805, the transaction date fair-value-based measured of the Shyft RSU being replaced was allocated to consideration transferred based on the ratio of pre-combination service over the greater of the total service period or the original service period. Post-combination compensation expense, which will be recognized over the remaining requisite service period of the replacement awards following the Transactions, calculated as the difference between the transaction date fair-value-based measure of the replacement Aebi Schmidt RSUs and the amount allocated to consideration transferred.

•
Shyft Performance Stock Units: At the Effective Time, each Shyft performance stock unit (“PSU”) that was held by an employee and did not vest on or prior to the Effective Time by its terms, was assumed by Aebi Schmidt and exchanged for an Aebi Schmidt RSU (i) for the period prior to the date of the Merger Agreement, in respect of the number of shares of Aebi Schmidt Common Stock equal to the product of (x) the total number of shares of Shyft Common Stock subject to such Shyft PSU immediately prior to the Effective Time, assuming performance goals are achieved based on the higher of target or actual performance as of immediately prior to the date of the Merger Agreement, multiplied by (y) the Exchange Ratio and (ii) for the period commencing on the date of the Merger Agreement and ending on the Effective Time, in respect of the number of shares of Aebi Schmidt Common Stock equal to the product of (x) the total number of shares of Shyft Common Stock subject to such Shyft PSU immediately prior to the Effective Time, assuming performance goals are achieved based on target performance, multiplied by (y) the Exchange Ratio. After the Effective Time, such Aebi Schmidt RSU will only be subject to time-vesting and will vest at the end of the specified performance period. Pursuant to ASC 805, the transaction date fair-value-based measured of the Shyft PSU being replaced, considering the target level of performance achievement as stipulated in the original award agreement, was allocated to consideration transferred based on the ratio of pre-combination service over the greater of the total service period or the original service period. Post-combination compensation expense, which will be recognized over the remaining requisite service period of the awards following the Transactions, calculated as the difference between the transaction date fair-value-based measure of the replacement Aebi Schmidt RSUs and the amount allocated to consideration transferred.

•
Shyft Director Restricted Stock Units: At the Effective Time, each Shyft Director RSU vested in full, and was cancelled in exchange for the right of the holder to receive the number of shares of Aebi Schmidt Common Stock equal to the product of (i) the total number of shares of Shyft Common Stock underlying such Shyft Director RSU, multiplied by (ii) the Exchange Ratio. Pursuant to ASC 805, the entire transaction date fair-value-based measure of the Shyft Director RSUs was recognized as consideration transferred as part of the Transactions due to the preexisting single-trigger provision requiring the acceleration of vesting in the event of a change in control.

All terms defined in this section of the report are used solely for the purposes of this section and do not apply to any other section of this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2025
(USD in Thousands)

	Aebi Schmidt Group (Historical) - USD	The Shyft Group (Historical) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined

ASSETS
Current assets
Cash and cash equivalents	$47,818	$16,171	$(6,830)	2(g)	$465,474	2(p)	$54,602
			(2,555)	2(j)	(465,474)	2(q)
			(2)	2(c)
Accounts receivable, net	167,210	102,148	(354)	2(i)	-		270,204
			1,200	2(j)	-
Other receivables – chassis pool agreements	-	40,474	(40,474)	2(k)	-		-
Contract assets	31,068	43,763	-		-		74,831
Inventories	260,393	103,777	4,123	2(h)	-		368,293
Prepaid expenses and other current assets	29,934	7,110	-		-		37,044
Total current assets	536,423	313,443	(44,892)		-		804,974
Non-current assets
Property, plant and equipment, net	70,227	81,114	33,146	2(d)	-		184,487
Goodwill	221,189	64,142	79,738	2(a)	-		365,069
Intangible assets, net	171,779	57,505	105,695	2(e)	-		334,979
Deferred tax assets	6,580	23,545	2,952	2(n)	-		33,077
Right of use assets operating leases	67,986	39,208	3,780	2(f)	-		110,974
Other assets	42,907	2,126	-		(797)	2(r)	44,236
Total Assets	$1,117,091	$581,083	$180,419		$(797)		$1,877,796
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$92,848	$88,287	$(354)	2(i)	$-		$180,781
Accrued warranty	9,398	7,888	-		-		17,286
Accrued compensation and related taxes	18,946	11,396	(955)	2(j)	-		41,241
			11,854	2(l)	-
Contract liabilities	19,534	10,171	-		-		29,705
Operating lease liabilities	9,703	9,463	-		-		19,166
Other current liabilities and accrued expenses	83,505	14,273	(13,734)	2(m)	(18)	2(q)	84,026
Current portion of long-term debt	24,224	258	-		42,421	2(p)	43,416
			-		(23,487)	2(q)
Short-term debt – chassis pool agreements	-	40,474	(40,474)	2(k)	-		-
Total current liabilities	258,158	182,210	(43,663)		18,916		415,621
Non-current liabilities
Other non-current liabilities	8,523	9,674	-		-		18,197
Long-term operating lease liabilities	57,157	31,546	-		-		88,703
Long-term debt, less current portion	402,437	110,327	-		423,053	2(p)	495,864
			-		(441,969)	2(q)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2025 (USD in Thousands)

	Aebi Schmidt Group (Historical) - USD	The Shyft Group (Historical) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
			-		2,016	2(r)
Deferred tax liabilities	19,412	-	34,300	2(n)	-		53,712
Total Liabilities	745,687	333,757	(9,363)		2,016		1,072,097
Commitments and contingent liabilities
Shareholders' equity:
Common stock, 10.00 CHF par value	50,794	101,944	(101,944)	2(a)	-		-
			(50,794)	2(b)	-
Common stock, $ 1.00 par value	-	-	40,350	2(b)	-		77,047
			36,351	2(c)	-
			346	2(l)
Additional paid-in-capital	221,839	-	10,444	2(b)	-		655,778
			406,107	2(c)	-
			3,654	2(l)	-
			13,734	2(m)	-
Treasury stock	(257)	-	-		-		(257)
Retained earnings	63,322	145,382	(145,382)	2(a)	(2,813)	2(r)	37,425
			(6,830)	2(g)	-
			(15,854)	2(l)	-
			(400)	2(j)
Accumulated other comprehensive (loss) income	35,636	-	-		-		35,636
Total Aebi Schmidt Holding AG shareholders’ equity	371,334	247,326	189,782		(2,813)		805,629
Non-controlling interest	70	-	-		-		70
Total shareholders' equity	371,404	247,326	189,782		(2,813)		805,699
Total Liabilities and shareholders' equity	$1,117,091	$581,083	$180,419		$(797)		$1,877,796

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the three months ended March 31, 2025
(USD in Thousands)

	Aebi Schmidt Group (Historical) - USD	The Shyft Group (Historical) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Sales	$249,186	$204,599	$(1,263)	3(f)	-		$452,522
Cost of products sold	195,880	164,297	886	3(a)	-		360,046
			246	3(c)	-
			(1,263)	3(f)	-
Gross profit	53,306	40,302	(1,132)		-		92,476
Operating expenses
Research and development	4,627	3,887	-		-		8,514
Selling, general and administrative	30,724	34,666	98	3(a)	-		62,713
			73	3(c)	-
			251	3(g)	-
			(1,540)	3(h)	-
			(1,559)	3(j)	-
Amortization of purchased intangibles	3,574	-	1,086	3(b)	-		6,219
			1,559	3(j)	-
Other operating expense	(13)	-	-		-		(13)
Total operating expenses	38,912	38,553	(32)		-		77,433
Operating income	14,394	1,749	(1,100)		-		15,043
Other income (expense)
Interest expense	(6,503)	(2,661)	-		(10,493)	3(l)	(12,443)
			-		7,214	3(m)
Other income (expense)	(5,042)	130	-		-		(4,912)
Total other expense	(11,545)	(2,531)	-		(3,279)		(17,355)
Income (loss) before income taxes	2,849	(782)	(1,100)		(3,279)		(2,312)
Income tax expense	787	654	(274)	3(k)	(816)	3(o)	351
Net income (loss)	2,062	(1,436)	(826)		(2,463)		(2,663)
Net income attributable to non-controlling interest	(13)	-	-		-		(13)
Net income (loss) attributable to Aebi Schmidt Holding AG	$2,075	$(1,436)	$(826)		$(2,463)		$(2,650)
Weighted average shares outstanding	-	-	-		-		-
Basic	40,350		-		-		77,047
Diluted	40,350		-		-		77,047
Earnings per share			-		-
Basic	$0.05		-		-		$(0.03)
Diluted	$0.05		-		-		$(0.03)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the year ended December 31, 2024
(USD in Thousands)

	Aebi Schmidt Group (Historical) - USD	The Shyft Group (Historical) - USD	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Sales	$1,085,958	$786,176	$(4,095)	3(f)	$-		$1,868,039
Cost of products sold	857,721	628,986	3,882	3(a)	-		1,491,600
			983	3(c)	-
			4,123	3(e)	-
			(4,095)	3(f)	-
Gross profit	228,237	157,190	(8,988)		-		376,439
Operating expenses
Research and development	19,556	16,319	-		-		35,875
Selling, general and administrative	124,660	136,764	431	3(a)	-		276,207
			294	3(c)	-
			6,830	3(d)	-
			3,005	3(g)	-
			(6,776)	3(h)	-
			15,854	3(i)	-
			(4,855)	3(j)	-
Amortization of purchased intangibles	14,088	-	7,623	3(b)	-		26,566
			4,855	3(j)	-
Other operating expense	1,441	-	-		-		1,441
Total operating expenses	159,745	153,083	27,261		-		340,089
Operating income	68,492	4,107	(36,249)		-		36,350
Other income (expense)
Interest expense	(34,106)	(8,540)	-		(42,347)	3(l)	(54,309)
			-		33,497	3(m)
			-		(2,813)	3(n)
Other income (expense)	7,278	2,204	-		(2,463)	3(l)	7,019
Total other expense	(26,828)	(6,336)	-		(14,126)		(47,290)
Income (loss) before income taxes	41,664	(2,229)	(36,249)		(14,126)		(10,940)
Income tax expense	10,927	566	(8,628)	3(k)	(3,517)	3(o)	(652)
Net income (loss)	30,737	(2,795)	(27,621)		(10,609)		(10,288)
Net income attributable to non-controlling interest	55	-	-		-		55
Net income (loss) attributable to Aebi Schmidt Holding AG	$30,682	$(2,795)	$(27,621)		$(10,609)		$(10,343)
Weighted average shares outstanding	-	-	-		-		-
Basic	40,350		-		-		77,047
Diluted	40,350		-		-		77,047
Earnings per share
Basic	$0.76		-		-		$(0.13)
Diluted	$0.76		-		-		$(0.13)

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation

The accompanying pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Aebi Schmidt and Shyft as of March 31, 2025.

The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on March 31, 2025, and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025, and for the year ended December 31, 2024, give effect to the Transactions as if they occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the integration costs that may be incurred. The pro forma adjustments represent Aebi Schmidt’s best estimates and are based upon currently available information and certain assumptions that Aebi Schmidt believes are reasonable under the circumstances. There are no other material transactions or accounting policy differences between Aebi Schmidt and Shyft during the periods presented, other than the adjustments being made in the pro forma financial information.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction Adjustments

The Merger is accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired, and liabilities assumed be recognized at their Closing Date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired, if any, recorded as goodwill.

(a)	Reflects the elimination of Shyft’s historical equity upon Closing Date.

(b)
On July 1, 2025, Aebi Schmidt effected a forward stock split of its issued and outstanding common stock, par value $1.00 per share, at a ratio of 1 to 7.5 (the “Forward Stock Split”). Shares of common stock were proportionately increased. The Forward Stock Split has been presented in the pro forma balance sheet as an elimination of the common stock, par value 10.00 CHF and recording the after-split common stock, $1.00 par value with the corresponding impact to additional paid-in capital.

(c)
The accounting for the Merger is based on currently available information and is considered preliminary. The final accounting for the Merger may differ materially from that presented in this unaudited pro forma condensed combined financial information.

The stock price of Shyft Common Stock as of June 30, 2025, the last trading day prior to delisting, is used to measure the consideration transferred as it is more reliably measurable than the stock price of Aebi Schmidt Common Stock on the Closing date.

The following table presents the calculation of preliminary consideration transferred:

(In thousands, except share count and per share data)
Aebi shares issued to Shyft shareholders on July 01, 2025 (1)	36,350,634
Shyft stock price on June 30, 2025 (2)	$12.54
Exchange ratio	1.04
Fair value of share consideration	$438,234
Add: Fair value of Shyft equity awards allocated to pre-acquisition period (3)	4,224
Add: Cash paid for fractional shares	2
Fair value of purchase consideration transferred	$442,460

(1) Includes vested Shyft Director RSU awards.

(2) The fair value of the share consideration and the replacement awards issued to Shyft employees was determined using Shyft’s stock price, as it was considered more reliably measurable than the stock price of Aebi Schmidt. The measurement was based on Shyft’s stock price as of June 30, 2025, the last trading day prior to delisting, which occurred on the Closing Date of July 1, 2025.

(3) Represents the estimated fair value of Shyft RSUs (other than Shyft Director RSUs) and Shyft PSUs attributable to pre-combination services. See Description of the Transactions, Equity awards in the Introduction section. $4.2 million of Shyft RSUs are attributed to pre-combination service, and $4.2 million of Shyft PSUs are attributed to pre-combination service.

This is recorded as follows:

(In thousands)	As of March 31, 2025
Common stock	$36,351
Additional paid-in-capital	406,107
Cash and cash equivalents	2
Fair value of consideration transferred	$442,460

Preliminary allocation of consideration transferred
(In thousands)	Fair value
Cash and cash equivalents	$16,171
Accounts receivable	102,148
Contract assets	43,763
Inventories	107,900
Other current assets	7,110
Property, plant and equipment, net	114,260
Right of use assets operating leases	42,988
Intangible assets, net	163,200
Other assets	2,126
Total assets	599,666
Accounts payable	88,287
Accrued warranty	7,888
Accrued compensation and related taxes	11,396
Contract liabilities	10,171
Operating lease liabilities	9,463
Other current liabilities and accrued expenses	14,273
Current portion of long-term debt	258
Other non-current liabilities	9,674
Long-term operating lease liabilities	31,546
Long-term debt, less current portion	110,327
Net deferred tax liabilities	7,803
Net assets acquired	298,580
Goodwill	143,880
Fair value of consideration transferred	$442,460

The preliminary purchase accounting was based on certain valuation techniques dependent on the asset class of the acquired assets and liabilities assumed including intangible assets, inventory, property, plant and equipment, and leases. A final determination of the fair value of Shyft’s assets and liabilities will be performed. The final acquisition consideration allocation may be materially different than that reflected in the preliminary acquisition consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited condensed combined pro forma financial statements may change the amount of the total acquisition consideration allocated to goodwill and other assets and liabilities and may impact the Combined Company statements of income due to adjustments in the depreciation and amortization of the adjusted assets.

(d)
Represents the preliminary estimated fair value adjustment to property, plant and equipment acquired. The preliminary fair value of personal property was determined primarily using the cost approach, with the market approach applied to certain assets where an active secondary market exists. The fair value of real property was determined using the cost and sales comparison approach. Fair values were developed by comparing asset-specific cost data, market benchmarks, and industry trends.

The general categories of the acquired identified tangible assets are the following:

(In thousands)	Carrying value as of March 31, 2025	Step-up	Fair value
Land and improvements	$9,926	$6,564	$16,490
Buildings and improvements	31,435	13,435	44,870
Plant machinery and equipment & Vehicles	34,741	11,559	46,300
Furniture and fixtures	4,180	1,920	6,100
Construction in process	832	(332)	500
Total property, plant and equipment acquired and pro forma adjustment	$81,114	$33,146	$114,260

(e)
Reflects the preliminary estimated fair value of the identifiable intangible assets acquired. The estimated fair values and useful lives of the intangible assets are preliminary and subject to change upon finalization of the purchase price allocation. The preliminary fair values of trade name and technology were determined using the relief-from-royalty method, while customer relationships and backlog were valued using the multi-period excess earnings method (MPEEM).

The general categories of the acquired identified intangible assets are the following:

(In thousands)	Carrying value as of March 31, 2025	Step-up	Fair value
Trade name	$20,807	$45,293	$66,100
Customer relationships	31,747	35,653	67,400
Technology	4,124	23,676	27,800
Non-compete agreements	324	(324)	-
Backlog	503	1,397	1,900
Total identifiable intangible assets and pro forma adjustment	$57,505	$105,695	$163,200

(f)
Reflects the adjustment to recognize the net lease intangible asset of $3.8 million that represents the off-market terms of the acquired lease agreements. This represents the fair value of lease contracts that are either favorable or unfavorable relative to current market terms, as assessed at the acquisition date. The net asset was measured as the present value of the difference between contractual lease payments and market-based lease rates over the remaining lease term. This adjustment results in the recognition of an off-market lease intangible.

(g)
Reflects nonrecurring transaction-related expenses of $6.8 million incurred by Aebi Schmidt, including legal, accounting and regulatory fees directly associated with the Merger paid at the Closing Date.

(h)	Reflects the adjustment to Shyft’s inventory to step up to fair value using the net realizable value method. The estimated fair value of inventory is preliminary and subject to change.

(i)
Represents the elimination of accounts receivable and accounts payable, in the unaudited pro forma condensed combined balance sheet arising from intercompany sales and purchases of products between Aebi Schmidt and Shyft.

(j)
Represents the Shyft cash retention bonus payment of $1.6 million paid to Mr. Farmer at the time of the Merger and corresponding receivable recorded, and the removal of the receivable of $0.4 million related to Mr. VanDieren that was recorded in the historical balance sheet. The receivable for the retention bonus payment to Messrs. Sherbin and VanDieren is reflected in Shyft’s historical balance sheet, as Shyft paid them in December 2024. Mr. VanDieren was terminated on June 30, 2025, and was allowed to keep his cash retention bonus thus the receivable is removed from the historical balance sheet. See Description of the Transactions, Special cash retention and restricted stock awards in the Introduction section.

In addition, an adjustment of $1.0 million has been recorded to reflect the payment of Aebi Schmidt transaction bonuses to certain employees in connection with the closing of the Merger. This amount was accrued in Aebi Schmidt's historical financials and has been eliminated to reflect the payment in the pro forma balance sheet as of March 31, 2025.

(k)
During the preparation of this unaudited pro forma condensed combined financial information, management performed an analysis of Shyft’s financial information to identify differences in accounting policies compared to those of Aebi Schmidt. Adjustment represents the alignment of Shyft’s policies on chassis pool arrangements to Aebi Schmidt’s policies.

(l)
Represents the adjustment to retained earnings to record a one-time post-combination expense related to severance costs of Shyft executives made after the Merger under the Shyft Executive Severance Plan. The severance benefits total $15.9 million, including cash severance and bonus, health benefits, and the acceleration of unvested Shyft RSU and Shyft PSU equity awards. Because these awards are vested at closing and require no further service, the entire post-combination portion of such awards is recognized as compensation expense immediately after the closing of the Merger. See below for the adjustments to be made to accrued compensation, common stock and additional paid-in-capital as results of the severance benefits.

(In thousands)	As of March 31, 2025
Cash severance	$11,720
Health benefits	134
Pro forma adjustment to accrued compensation and related taxes	$11,854

(In thousands)	As of March 31, 2025
RSUs and PSUs accelerated as part of the Executive Severance Plan	$4,000
Pro forma adjustment to common stock, $ 1.00 par value	$346
Pro forma adjustment to additional paid-in-capital	$3,654

(m)
Reflects the reclassification of the repurchase liability of Aebi Schmidt employee shares as a result of the Merger. Under the Employee Share Plan, Aebi Schmidt has the obligation to repurchase all shares held by the plan participants using the last fair value calculated prior to termination if a participant terminates for any reason other than death or retirement. Therefore, Aebi Schmidt historically recognized a liability based on the repurchase provisions of the award and remeasured this liability at each balance sheet date based on the then-current cash redemption value. In accordance with the terms of the Employee Share Plan, this repurchase obligation is waived once Aebi Schmidt’s shares are successfully listed on an active stock exchange as a result of an IPO or Merger. After the Merger, the participants may freely dispose of all shares once the lock-up periods are lifted. Therefore, Aebi Schmidt no longer has an obligation to buy back shares from plan participants. The liability is reclassified to equity accordingly.

(n)
Reflects estimated deferred taxes related to the purchase price allocation and income tax impact related to the pro forma adjustments. Tax-related adjustments are based upon a blended statutory tax rate of approximately 24.9% which represents the adjustment to the deferred tax balances associated with the incremental differences in the book and tax basis created from the purchase price allocation, primarily resulting from the preliminary fair value of intangible assets and property, plant and equipment. The effective tax rate of Aebi Schmidt following the Transactions could be significantly different (either higher or lower) depending on post-acquisition activities, including the geographical mix of income.

(o)	Represents the adjustment to goodwill based on the purchase price allocation.

(In thousands)	Amounts
Goodwill resulting from the Merger (Note 2b)	$143,880
Less: Elimination of Shyft’s historical goodwill	(64,142)
Pro forma adjustment	$79,738

Financing Adjustments

(p)	Adjustments included in the Financing Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2025, are as follows:

Reflects adjustments to cash and cash equivalents related to the refinancing:

(In thousands)	As of March 31, 2025
Proceeds from the Term loan facility (1)	$350,000
Proceeds from the Revolving facility (2)	124,605
Payment of financing costs (3)	(9,131)
Pro forma adjustment	$465,474

Reflects the impact to the current portion of long-term debt and non-current portion of long-term related to the refinancing:

(In thousands)	Current portion of long-term debt	Long-term debt	Total
Term loan facility (1)	$17,500	$332,500	$350,000
Revolving facility (2)	24,921	99,684	124,605
Payment of financing costs (3)		(9,131)	(9,131)
Pro forma adjustment	$42,421	$423,053	$465,474

(1) Relates to the New Term Loan Credit Facility issued by Aebi Schmidt in contemplation of the Merger. See Description of the Transactions, Refinancing existing debt of Aebi Schmidt and Shyft in the Introduction section.

(2) Estimated total proceeds received by Aebi Schmidt from drawing upon the New Revolving Credit Facility. See Description of the Transactions, Refinancing existing debt of Aebi Schmidt and Shyft in the Introduction section.

(3) Consists of the commitment fee, structuring fee, and other debt issuance costs.

(q)
Reflects the repayment of existing debt and accrued interest of Shyft and Aebi Schmidt as of March 31, 2025. The Company used the net proceeds from the new debt to fully repay the Aebi and Shyft existing debt and to pay related accrued interest and fees. See Description of the Transactions, Refinancing existing debt of Aebi Schmidt and Shyft in the Introduction section. The refinancing of the existing indebtedness of Aebi Schmidt and Shyft will be accounted for as a debt extinguishment. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

The details of historical debt of Shyft and Aebi Schmidt and amount of debt repaid are as follows. This table excludes accrued interest payable of $0.1 million which was recorded separately within other current liabilities and accrued expenses.

(In thousands)	Aebi Schmidt (Historical)	Shyft (Historical)	Existing debt repaid
Revolving credit facility & Term loan	$355,456	$110,000	$465,456
Shareholder loan	53,775	-	-
Mortgage loan	10,266	-	-
Finance lease obligations	2,089	585	-
Other local credit lines	7,091	-	-
Deferred financing costs	(2,016)	-	-
Total debt	$426,661	$110,585	$465,456
Less: current portion of long-term debt	(23,229)	(258)	(23,487)
Less: current portion of finance lease obligations	(995)
Total long-term debt	$402,437	$110,327	$441,969

(r)	Reflects the write-off of $2.8 million of deferred financing costs relating to historical Shyft and Aebi Schmidt of $2.0 million and $0.8 million, respectively.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

Transaction Adjustments

(a)
This represents a net increase in depreciation expense on a straight-line basis of $0.9 million for the three months ended March 31, 2025, and $4.3 million for the year ended December 31, 2024. The increase is based on the preliminary step-up in the fair value of property, plant, and equipment and the related estimated useful lives assigned. Depreciation expense is allocated based on the nature of activities associated with the use of the property, plant, and equipment. For the three months ended March 31, 2025, $0.8 million is allocated to cost of products sold and $0.1 million to selling, general, and administrative expenses. For the year ended December 31, 2024, $3.9 million is allocated to cost of products sold and $0.4 million to selling, general, and administrative expenses.

(In thousands)	Useful life	Fair value	Depreciation expense for the three months ended March 31, 2025	Depreciation expense for the year ended December 31, 2024
Land and improvements	N/A	$16,490	$-	$-
Buildings and improvements	20	44,870	561	2,244
Plant machinery and equipment & Vehicles	3	46,300	3,858	15,433
Furniture and fixtures	3	6,100	508	2,033
Construction in process	N/A	500	-	-
Total property and equipment acquired		114,260	4,927	19,710
Less: Historical depreciation expense			3,943	15,397
Pro forma adjustment for increase in depreciation expense			$984	$4,313

(b)
Represents the pro forma adjustment to record amortization expense of $1.1 million for the three months ended March 31, 2025, and $7.6 million for the year ended December 31, 2024. These amounts are based on the fair value of identified intangible assets, less historical amortization expense of $1.6 million for the three months ended March 31, 2025, and $4.9 million for the year ended December 31, 2024.

(In thousands)	Useful life	Fair value	Amortization expense for the three months ended March 31, 2025	Amortization expense for the year ended December 31, 2024
Trade name	20	$66,100	$826	$3,305
Customer relationship	15	67,400	1,124	4,493
Technology	10	27,800	695	2,780
Backlog	1	1,900	-	1,900
Total identifiable intangible assets		163,200	2,645	12,478
Less: Historical Amortization expense			1,559	4,855
Pro forma adjustment for incremental amortization expense			$1,086	$7,623

(c)
Represents the related amortization expense associated with the recognized off-market lease intangible of $0.3 million for the three months ended March 31, 2025, and $1.3 million for the year ended December 31, 2024. The amortization expense is allocated between cost of products sold and selling, general and administrative expenses based on the functional use of the leased properties. For the three months ended March 31, 2025, $0.2 million is allocated to cost of products sold, and $0.1 million to selling, general, and administrative expenses. For the year ended December 31, 2024, $1.0 million is allocated to cost of products sold, and $0.3 million to selling, general, and administrative expenses.

(d)
Reflects estimated nonrecurring transaction-related expenses of $6.8 million incurred by Aebi Schmidt, including legal, accounting and regulatory fees directly associated with the Merger. These nonrecurring expenses are not anticipated to affect the unaudited pro forma condensed combined statement of operations beyond twelve months after the Closing Date.

(e)	To record the increase to the cost of products sold by the amount related to the inventory fair value step up, which is further described in Note 2(h) and expected to be sold within one year.

(f)
Represents the elimination of sales and cost of products sold in the unaudited pro forma condensed combined statement of operations arising from intercompany transactions between Aebi Schmidt and Shyft.

(g)
Represents the pro forma adjustment to record Shyft’s cash retention award expenses related to Messrs. Farmer and VanDieren and Aebi Schmidt’s retention award expenses related to restricted stock awards granted to Aebi Schmidt employees. The adjustment includes $2.0 million of compensation expense related to the Shyft cash retention awards, which are expected to vest within the first year after the Closing, and $1.25 million of stock-based compensation expense related to the Aebi Schmidt restricted stock awards, which vest over a three year service period. Aebi granted 250,000 restricted stock awards  to employees in connection with the Merger. Of the $1.25 million of stock-based compensation expense, $0.25 million of expense is recognized in the three months ended March 31, 2025 and $1.0 million is recognized in the year ended December 31, 2024. See Description of the Special Cash Retention and Restricted Stock Awards in the Introduction section for further detail.

(h)
Represents the net pro forma adjustment to record the elimination of Shyft’s historical stock-based compensation expense of $2.3 million and $10.3 million for the three months ended March 31, 2025 and for the year ended December 31, 2024 respectively, and recognition of new stock-based compensation expense of $0.7 million and $3.5 million and for the post-combination portion of the Shyft RSUs and Shyft PSUs for the three months ended March 31, 2025 and for the year ended December 31, 2024, respectively.

(In thousands)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Post-combination stock-based compensation expense	$773	$3,474
Less: Historical stock-based compensation expense	2,313	10,250
Pro forma adjustment for increase/(decrease) in stock-based compensation expense	$(1,540)	$(6,776)

(i)
Represents the adjustment to Aebi Schmidt’s selling, general, and administrative to record one-time post-combination expense related to assumed severance costs of Shyft executives made after the Merger under the Shyft Executive Severance Plan for the severance benefits totalling $15.9 million for the year ended December 31, 2024, including cash severance and bonus, health benefits, and the acceleration of unvested Shyft RSUs and Shyft PSUs.

(j)	Represents the reclassification of amounts related to amortization of purchased intangibles included under “selling, general and administrative” to amortization of purchased intangibles.

(k)
Reflects the estimated income tax impact related to the pro forma transaction accounting adjustments. Tax-related adjustments are based upon a blended statutory tax rate of approximately 24.9% for the amortization of intangible assets and other pro forma adjustments. The applicable blended statutory tax rates are based on the jurisdictions in which the assets are located and are not necessarily indicative of the effective tax rate of Aebi Schmidt following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

Financing Adjustments

(l)
Adjustments included in the Financing Adjustments column in the accompanying unaudited pro forma condensed combined statement of income (loss) for the three months March 31, 2025, and the year ended December 31, 2024, are as follows:

Reflects the interest expense related to the financing, amortization of issuance costs recorded in interest expense as shown in the table below and expense of ticking fees of $2.5 million recorded in other expense:

(In thousands)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Interest expense related to the New Credit Facilities Agreement (1)	$10,029	$40,563
Amortization of debt issuance costs related to Aebi Schmidt’s financing	464	1,784
Pro forma adjustment	$10,493	$42,347

(1) Represents the additional interest expense and amortization of debt issuance costs on the Facility A (as defined above) and the Revolving Facility (as defined above), calculated using the effective interest rate method, with an interest rate of 7.99%.

(m)	Reflects the reversal of historical interest expense on existing debt for the three months March 31, 2025, and for year ended December 31, 2024, which was settled as documented in Note 2(q).

(n)	Reflects the write-off of the remaining deferred financing costs on Shyft and Aebi Schmidt existing debt in connection with the repayment, which was discussed in Note 2(r).

(o)
To record the income tax impact of the financing adjustments utilizing an estimated statutory income tax rate in effect of 24.9% for the three months ended March 31, 2025, and for the year ended December 31, 2024. The effective tax rate of the Combined Company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods after completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Earnings Per Share

(a)
In connection with the Transaction but prior to the Effective Time, each issued and outstanding share of historical Aebi Schmidt common stock was converted into 7.5 of shares of Aebi Schmidt Common Stock in connection with the Merger ("Forward Stock Split" as described in Note 2(b))

The table below gives pro forma effect of this conversion to Aebi Schmidt’s historical earnings per share (“EPS”) information by retroactively applying the conversion to Aebi Schmidt’s historical weighted average shares outstanding:

(In thousands, except per share data)	For the three months ended March 31, 2025	For the year ended December 31, 2024
Numerator:
Historical Aebi Schmidt net income attributable to common shares	$2,075	$30,682
Denominator:
Historical Aebi Schmidt weighted average shares outstanding	5,380	5,380
Stock conversion ratio	7.5	7.5
Pro forma Aebi Schmidt weighted average shares outstanding (after conversion)	40,350	40,350
Total weighted average common shares outstanding:
Basic	40,350	40,350
Diluted	40,350	40,350
Earnings per share:
Basic:	$0.05	$0.76
Diluted:	$0.05	$0.76

(b)
Represents pro forma EPS calculated using Aebi Schmidt’s historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding used to calculate basic and diluted earnings per share assumes that the shares issuable related to the Transactions have been outstanding for the entire period presented.

As a result of the Transactions, each issued and outstanding share of Shyft Common Stock has been converted into a number of shares of Aebi Schmidt Common Stock based on the Exchange Ratio (1.040166432) as per the Merger Agreement. Accordingly, each outstanding share of Shyft Common Stock at the Closing Date has been converted into 1.040166432 shares of Aebi Schmidt Common Stock. Furthermore, the holders of Shyft Common Stock immediately prior to the Closing Date collectively own approximately 48% of the issued and outstanding shares of the Combined Company's common stock on a pro forma basis, while the holders of Aebi Schmidt Common Stock immediately prior to the Closing Date collectively own approximately 52% of the issued and outstanding shares of the Combined Company's common stock on a pro forma basis.

The following table sets forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2025, and for year ended December 31, 2024:

	For the three months ended March 31, 2025	For the year ended December 31, 2024
(In thousands, except per share data)
Basic - Numerator:
Pro forma net income attributable to common stockholders	(2,650)	(10,343)
Basic - Denominator:
Historical Aebi Schmidt weighted average shares outstanding (basic) (after conversion)	40,350	40,350
Shares of Aebi Schmidt common stock as consideration transferred including vested director RSUs	36,351	36,351
Shares of Shyft's RSUs and PSUs accelerated as part of the Executive Severance Plan	346	346
Total weighted average common shares outstanding (basic):	77,047	77,047

Diluted - Numerator:
Pro forma net income attributable to common stockholders	$(2,650)	$(10,343)
Diluted - Denominator:
Historical Aebi Schmidt weighted average shares outstanding (diluted) (after conversion)	40,350	40,350
Shares of Aebi Schmidt common stock as consideration transferred including vested director RSUs	36,351	36,351
Shares of Shyft's RSUs and PSUs accelerated as part of the Executive Severance Plan	346	346
Total weighted average common shares outstanding (diluted):	77,047	77,047

Pro forma total weighted average common shares outstanding:
Basic	77,047	77,047
Diluted	77,047	77,047
Pro forma earnings per share:
Basic:	$(0.03)	$(0.13)
Diluted:	$(0.03)	$(0.13)